Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated March 8, 2024, with respect to the consolidated financial statements of ElectraMeccanica Vehicles Corp., which comprise the consolidated balance sheets as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes, which is included and to the reference to our firm under the heading “Experts” in the prospectus included in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 dated September 6, 2024 of Xos, Inc.

/s/ KPMG LLP
Chartered Professional Accountants
September 6, 2024
Vancouver, Canada